ASSET PURCHASE
                                    AGREEMENT















                         JESCO TECHNICAL SERVICES, INC.

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                            ASSET PURCHASE AGREEMENT

      COME NOW, Wolfe & Associates, Inc., a New Mexico corporation at 5325 Wyoming Boulevard, N.E., Suite 200, Albuquerque, New Mexico, 87109 (hereinafter referred to as "Buyer"); Buyer's parent company, SOS Staffing Services, Inc., a Utah corporation at 1415 South Main Street, Salt Lake City, Utah 84115 (hereinafter referred to as "SOS"); JesCo Technical Services, Inc., a Washington corporation at 10900 N.E. 8th Street, Suite 900, Bellevue, Washington, 98004 (hereinafter referred to as "Seller"); and John E. Schaffer (hereinafter collectively referred to as "Principal") and agree as follows:

                                   WITNESSETH:

      WHEREAS, Seller owns the assets and business set out in Article 1 and Exhibits A and B herein and desires to sell them to Buyer;

      WHEREAS, Principal is an officer of Seller, is authorized to vote all of the outstanding shares of Seller, is Seller's sole shareholder and stands to benefit from Seller transferring said assets to Buyer;

      WHEREAS, Buyer desires to purchase said assets and business from Seller for cash and other consideration;

      WHEREAS, the parties desire to enter into a written Agreement describing and setting forth the terms and conditions under which they will transfer ownership of said assets and business;

      NOW,  THEREFORE,  in consideration of the foregoing,  the mutual covenants
and  conditions   hereinafter  set  forth,  and  for  other  good  and  valuable consideration, the parties agree as follows:

    1. Buyer agrees to purchase and Seller agrees to sell, convey, transfer, and deliver to Buyer the business and assets as set out more specifically in Exhibits A and B which are hereby incorporated by reference as if fully set forth herein (the "Assets" or "Business"). Buyer is only purchasing the assets set forth on Exhibits A and B. Seller is conveying to Buyer only the assets listed on Exhibits A and B. The Assets specifically exclude Seller's cash, cash equivalents, accounts receivable for any services provided prior to the date of Closing, workers' compensation deposits and bank accounts as of the Closing date of this Agreement and shall not be transferred hereby to Buyer. The Assets also specifically exclude personal property of the Principal, including those software packages identified in Exhibit C. Assets not referenced or identified on Exhibits A or B shall not be transferred to Buyer.

Seller agrees to sell or convey to Buyer and Buyer hereby agrees to purchase and assume the equipment leases, third party contracts and/or other liabilities listed in Exhibit D of this Agreement. Seller shall remain fully responsible and liable for all liabilities, except for the liabilities specifically identified on Exhibit D, which Buyer hereby agrees to assume. With respect to the liabilities identified in Exhibit D, Buyer is assuming only those liabilities arising after the Closing of this Agreement. Seller shall remain responsible for

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all liabilities,  including those listed in Exhibit D, to the extent performance is required before the Closing. Buyer does not in any way or manner assume any debt, liability, or obligation of Seller, other than those set forth in Exhibit D, whether known or unknown, whether asserted or un-asserted, whether absolute or contingent. Buyer hereby specifically assumes the obligations for real property leases, contingent upon each respective landlord's approval, arising after Closing for the real property referenced in Exhibit A, to wit: the real property leases for the demised premises located at 10900 N.E. 8th Street, Suite 900, Bellevue, Washington, 98004 and 11335 NE 122nd Way, Suite 250, Kirkland, Washington, 98034.

The parties acknowledge that there have been certain accruals, advances and pre-payments made by Seller. The disposition of such accruals, advances and pre-payments shall be as described in Schedule 1.0 hereto.

      2. In consideration for receiving said assets and in consideration of the representations, warranties, and covenants of Seller set forth herein, Buyer agrees to pay Seller the following amounts on the conditions set forth herein:

      (a) The total purchase price for the Assets and all earnouts and bonuses made pursuant to this Article 2 shall in no event exceed Twelve Million Dollars ($12,000,000.00).

      (b) At the time of Closing of this Agreement, Buyer shall pay Seller Four Million Nine Hundred Seventy Thousand Dollars ($4,970,000.00) by direct wire transfer (or other method designated by Seller) to an account which has been designated by Seller.

      (c)   At  the  time  of  Closing  of  this  Agreement,   Buyer  shall  pay
            Principal Thirty Thousand Dollars ($30,000.00) by direct wire transfer (or other method designated by Principal) to an account which has been designated by Principal.

      (d) The "First Earnout Period" shall commence on the date of Closing of the Agreement and continue for one year thereafter. Buyer shall pay Seller two and one-quarter (2.25) times the Branch Profit (as defined in Article 2 (g) herein) which is greater than $1,200,000.00 earned by the Business during the First Earnout Period. Such payment shall be made no later than forty-five (45) days from the close of the First Earnout Period.

      (e) The "Second Earnout Period" shall commence on the first anniversary date of Closing of the Agreement and continue for one year thereafter. Buyer shall pay Seller one and one quarter (1.25) times the Branch Profit (as defined in Article 2 (g) herein) which is greater than $1,200,000.00 earned by the Business during the


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            Second  Earnout  Period.  Such  payment  shall be made no later than forty-five (45) days from the close of the Second Earnout Period.

      (f) Buyer shall pay Seller Seven Hundred Fifty Thousand Dollars ($750,000.00) as an additional Earnout, if during the during the last six (6) months of the Second Earnout Period, the Branch Profit (as defined in Article 2 (g) herein) earned by the Business is greater than or equal to $900,000.00. Such payment shall be made no later than forty-five (45) days from the close of the Second Earnout Period.

      (g) (i) "Branch Profit" as used in this Agreement means, with respect to the Business as operated by Buyer as a distinct branch after Closing, gross sales (total sales of goods and services) less adjustments and discounts; the cost of sales (temporary employee programs, direct costs, temporary payroll, temporary payroll taxes, i.e. FICA, unemployment, etc., temporary worker's compensation, drug testing and bonding insurance); branch staff expenses (branch staff payroll, temporary staff payroll, commissions and bonuses, branch staff and temporary staff payroll taxes, i.e. FICA, unemployment insurance, etc., branch staff worker's compensation, sales and travel, group insurance, background checks, and drug testing); advertising expenses (specialty items, classified ads, yellow pages, promotional events, other advertising); operation expenses (telephone, office supplies, legal, interest on accounts receivable, professional, postage and delivery, petty cash, training expenses, and other operating expenses); facilities expenses (rent, repair and maintenance, utilities, depreciation and leasehold amortization); bad debt (to constitute a bad debt the receivable must be actually written off. No receivable aged less than one hundred twenty (120) days shall be written off without the permission of Seller. Any receivable aged over one hundred twenty (120) days, which shall be considered a delinquent account, may be written off at the sole discretion of Buyer; however any recovery made on such an account shall be added back to total sales. Any account receivable aged over one hundred twenty (120) days at the close of the Earnout Period shall be considered bad debt for purposes of determining the Branch Profit); miscellaneous expenses (dues and subscriptions, adjustments/recoveries, and reimbursements); printing expenses; computer expenses; consultation expenses; taxes (exclusive of federal, state and local income tax) and insurance; gain or loss on disposal of assets; depreciation of assets and other expenses (career fair; services fees, internal expenses, etc.); plus other income (bad debt recovery, finance charges collected and other income). The interest on accounts receivable is calculated based on the formula described in Exhibit E hereto. The interest expense shall be calculated on a monthly basis and shall not exceed one percent (1%) of the outstanding accounts receivable on the month's end closing date. Branch Profit shall exclude any allowance for Buyer's corporate overhead or administrative expenses, such as, human resources, benefits administration and national advertising expenses; the expense of the Earnout payments; expenses directly related to the acquisition of assets contemplated by this Agreement,


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            including  any key man  insurance  premiums  made  with  respect  to
            Principal; and amortization of good will or intangible assets acquired by Buyer by this Agreement.

                  (ii) Seller acknowledges and agrees that Branch Profit will be based on Buyer's operation of the Business and acknowledges that Buyer's workers' compensation insurance, unemployment insurance, bonding insurance, cost of interest, cost of employee benefits and other costs differ from Seller's and past performance will not necessarily be indicative of future profits.

                 (iii) Every   six   (6)  months  during  the  Earnout  Periods,
            Buyer, Seller and Principal shall review the amount of time Principal is spending which benefits Buyer to the detriment of maximizing Branch Profit. The parties shall negotiate in good faith to determine the percentage of time Principal is engaged in such activities. Principal's Annual Salary shall be multiplied by said percentage and the product thereof shall be deducted from Branch Profit to determine the Earnout.

      (h) Buyers obligation to pay the Earnout and bonus payments pursuant to Articles 2 (d), (e) and (g) shall survive the termination of
            Principal's employment for any reason. If, however, Principal's employment with Buyer is terminated without cause ("cause" as used herein shall have the same meaning attributed to it in that certain Employment, Nondisclosure and Non-Competition Agreement, dated September ___, 1997 between Principal and Buyer) during either Earnout period, and if the sum of the payments made pursuant to Articles 2 (d), (e) and (g) is less than Four Million Dollars ($4,000,000.00), then Buyer shall pay Seller the difference between Four Million Dollars ($4,000,000.00) and the amounts paid pursuant to Articles 2 (d), (e) and (g). Such payment shall be made no later than forty-five (45) days from the close of the Second Earnout Period.

      (i) During the Earnout Periods, Buyer shall conduct the Business in a manner consistent with good business judgement and consistent with Buyer's ordinary business practices. During the Earnout Periods, Buyer shall continue to operate the business in the same general geographic area. Buyer shall not incur any unnecessary expense in order to diminish the Branch Profit.

            (j) The parties agree that the initial purchase payment of Five Million Dollars ($5,000,000.00) shall be allocated as follows:

            to Goodwill: $4,680,000.00;
            to Customer Lists: $10,000.00;
            to Employee Lists: $10,000.00;
            to Contracts:  $250,000.00;


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            to the Non-Competition Covenant: $30,000.00 (paid directly to Principal pursuant to Article 2 (c)); and to Property, Facilities and Equipment: $20,000.00.

            All other payments made pursuant to this Article 2 will be allocated to Goodwill.

            All parties agree to file IRS Form 8594 reflecting the purchase price allocation contained herein.

      3. As further consideration for Buyer to enter into this Agreement and in consideration for Buyer making payments to Principal pursuant to Article 2 and in consideration for Principal benefiting from this Agreement, Principal agrees to the following:

       (a)  For  a  period  commencing  at  the  Closing Date of this  Agreement and continuing to the later of thirty-six (36) months after the Closing or twelve (12) months after the termination of the employment of Principal, John E. Schaffer ("Schaffer"), pursuant to the employment agreement referenced in Article 13 herein or any extension thereof, Principal shall not, for any reason, within one hundred and fifty (150) miles of Bellevue, Washington or any other office or branch of Buyer which comes under the supervision or management of Schaffer or reports to Schaffer during the Term of Schaffer's employment as defined in the employment agreement of Mr. Schaffer, (i) engage in the temporary staffing, consulting personnel, staff leasing, payrolling, executive placement, permanent placement, or employee testing business; information system or information technology consulting, contract staffing or outsourcing business; or provide any other related service; (ii) enter the employ of, or render any services to or consult with, any person engaged in competition with the Buyer, SOS, any affiliate or any of their successors in interest; (iii) become associated with or interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent or trustee; provided, however, Principal may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or over-the-counter if Principal is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person, (iv) solicit or otherwise deal with any client of the Buyer, SOS, any affiliate or any of their successors in interest in a manner designed to (or that could) take business away from the Buyer, SOS, any affiliate or any of their successors in interest;
            (v) solicit or otherwise induce any employee of the Buyer, SOS, any affiliate or any of their successors in interest to terminate his/her employment with the Buyer, SOS, any affiliate or any of their successors in interest; or (vi) hire or solicit any consultant under contract with the Buyer, SOS, any affiliate or any of their successors in interest or encourage such consultant to terminate


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            such relationship.

       (b) The Principal agrees not to disclose to any unauthorized person any confidential information he may obtain or has obtained regarding Seller's, Buyer's, SOS's, any affiliate's, or their successors' services, products, customers, employees or methods of doing business, nor use such information in violation of Article 3 (a) during said period.

       (c) The Principal acknowledges that he will be able to earn a livelihood without violating the foregoing restrictions. The Principal further acknowledges: (1) that compliance with the restrictive covenant contained in this Article 3 is necessary to protect the business and goodwill of the Buyer, SOS, any affiliate's or its successors in interest, and (2) that a breach will result in irreparable and continuing damage to the Buyer or its successors in interest, for which money damages may not provide adequate relief. Consequently, the Principal agrees that, in the event that he breaches or threatens to breach the restrictive covenant of this
            Article 3, the Buyer or its successors in interest shall be entitled to seek: (1) a preliminary or permanent injunction to prevent the continuation of harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Buyer or its successors in interest from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

       (d) The parties have attempted to limit the Principal's right to compete only to the extent necessary to protect the Buyer or its successors in interest from unfair competition. The parties recognize that reasonable people may differ in making a determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court, arbitrator or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

      4. The "Closing" of the transactions contemplated by this Agreement shall take place at 12:01 a.m. (Pacific Daylight Time) on September 28, 1997 (the "Closing Date") 1415 South Main Street, Salt Lake City, Utah, 84111, SOS's principal office. Closing may also take place at any other time or place mutually agreed to in writing by the parties.

      This Agreement shall be effective upon execution. For all purposes, the transfer of the Assets and Business herein described to Buyer is hereby recognized as occurring at 12:01 a.m. on the Closing Date, regardless of the date when this Agreement shall be executed. At 12:01 a.m. on the Closing Date, Buyer will also commence operation of Seller's Business with respect to the Assets purchased.

      5. (a) At Closing, Seller and Principal shall deliver to Buyer the following:

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                  (i)   A Bill of Sale for all items of personal and
                        tangible property to transferred hereby;

                  (ii) An assignment of all trademarks and trade names to be transferred hereby;

                  (iii) All Assets to be transferred hereby;

                  (iv)  Lien releases for any encumbered Asset;

                  (v) Consents to the assignment of all leases and contracts to be assumed by Buyer; and

                  (vi) Consents to the assignment of all service contracts with Seller's customers to the extent such all contracts require consent for assignment to Buyer.

      (b) At Closing, Buyer or SOS shall deliver to Seller or Principal the following:

                  (i)   All funds or monies described in Article 2 herein;

                  (ii)  Certificate  that  all  necessary   consents  have  been
                        obtained;

                  (iii) Certificate   that  all  stock  options  to  be  granted
                        hereunder have been approved;

                  (iv) Executed Employment Agreement between Buyer and Principal; and

                  (v) Offer of employment to each current employee of Buyer or acceptance of assignment of each employee's employment contract.

      6. The Closing of this Agreement is contingent upon a successful completion of due diligence by Buyer. Buyer is currently undertaking a due diligence review of Seller's books and records. Buyer shall not communicate with any employee or customer of Seller until the Closing date, except upon prior approval of Seller. Buyer will finish its due diligence review within five(5) days from the execution of this Agreement. If, because of items discovered in its due diligence review, Buyer determines not to close this transaction, Buyer shall within five (5) days from the completion of its due diligence notify Seller, in writing, of its intent not to close this Agreement and a detailed, specific statement of its basis for such a decision. Buyer may choose not to close if during its due diligence it discovers any material difference in: the financial statements, information or records upon which the initial purchase price described in Article 2 (b) herein is based; accruals or other


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representations  made to Buyer by Seller.  Buyer may also choose not to close if during its due diligence review, it discovers any undisclosed actual or contingent material liability or potential liability. As used in this Article 6, "material" shall mean any discrepancies in the financial statements or other representations or any actual or contingent liability or potential liability which in the aggregate exceed twenty-five thousand dollars ($25,000.00). The parties agree to negotiate in good faith for a period of thirty (30) days to resolve any issues raised in the due diligence review. If by thirty (30) days following the completion of due diligence by Buyer the transaction contemplated hereby has not closed, then any party hereto may terminate this Agreement.

            Seller's obligation to close is conditioned on the granting of third parties of any necessary consents to the assignment of the contracts and leases to be assigned hereunder.

            The Closing of this Agreement is also contingent upon each party delivering the items described in Article 5 herein at the Closing, unless waived by the party for whose benefit the item is intended.

            If the transaction contemplated by this Agreement does not close due to the terms of this Article 6, this Agreement shall be void except for those terms set forth in Article 7.

      7. In the event the transaction contemplated by this Agreement does not close, Buyer will maintain as confidential all proprietary information and shall not use for any reason any proprietary information which it or any of its representatives may obtain from Seller, any of its employees or the Principal. This restriction shall not apply, however, (i) as may otherwise be required by law (if such disclosure is required by legal process, Buyer shall notify Seller, prior to any response to such legal process. Thereafter, Seller, at its sole cost and expense, may oppose such disclosure), (ii) to the extent such information (A) shall be or have become publicly available, (B) was legally available to Buyer on a non-confidential basis prior to its disclosure by Seller or (C) becomes available to Buyer on a non-confidential basis from a person other than Seller or (iii) with respect to disclosure by Buyer to parties to whom disclosure may be required or desirable in connection with the transactions contemplated by this Agreement, provided such parties agree to be bound by the provisions of this Article 6. This confidentiality Agreement will also apply to any proprietary information not purchased by Buyer regardless of whether the transaction closes.

      8. Seller and Principal represent and warrant to the Buyer that the statements made herein below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Article 8, "material" shall mean any discrepancy in the financial statements or representations that in the aggregate have an impact of more than twenty-five thousand dollars ($25,000.00).

       (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Washington. Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.


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


            Seller is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (b) Seller has good and marketable title to all the assets listed in Exhibits A and B. All such Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, or claims, except for leases of the following equipment: furniture and computer leases described in Exhibit D.

      (c)   Neither  the  execution  nor  the  delivery of this  Agreement  will
            (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Seller is a party. The parties acknowledge that certain contracts require consent for assignment. The necessity of such consent shall not be a breach of this representation or warranty.

      (d) Seller has filed all income tax returns that it was required to file, has paid in full all taxes associated with such tax returns and is not deficient on any tax payments or liabilities.

      (e) To the best of its knowledge and belief, Seller has complied with all environmental, health, and safety laws in all material respects and does not have any material liability relating to any environmental, health, and safety laws.

      (f) To the best of its knowledge and belief, Seller has complied with all federal, state and local equal employment opportunity and anti-discrimination laws in all material respects and does not have any material liability relating to any federal, state and local equal employment opportunity and anti-discrimination laws.

      (g) To the best of its knowledge and belief, Seller has complied with Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in all material respects and does not have any material liability relating to ERISA.

      (h) To the best of its knowledge and belief, Seller has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") in all material respects and does not have any material liability relating to COBRA.

      (i)   Seller   has  paid   all   payroll   taxes  and  other  withholdings
            mandated by federal, state and local laws.

      (j) To the best of its knowledge and belief, Seller has complied with all other employment and labor laws not specifically enumerated in all material respects and does not have any material liability relating to any employment or labor law.


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

      (k) Seller has disclosed all pending or potential lawsuits, claims or causes of actions that have arisen against Seller that are known to Seller.

      (l)   Seller   warrants   that   all  financial  information  and  records
            provided to Buyer are true and complete in all material respects.

      (m) Seller warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. Seller warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

9. Buyer represents and warrants to Seller and Principal that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

      (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of New Mexico. Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (b) The Buyer's board of directors have approved the terms of this Agreement and the officers of Buyer have been duly authorized to enter into and execute this Agreement.

      (c) The Buyer has obtained ll necessary consents to enter into this Agreement.

      (d) Neither the execution nor the delivery of this Agreement will (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Buyer is a party.

      (e) Buyer warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. Buyer warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

10. SOS represents and warrants to Seller and Principal that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

      (a) SOS is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah. SOS has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. SOS is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (b) SOS's board of directors have approved the terms of this Agreement and the officers of SOS have been duly authorized to enter into and execute this Agreement.

      (c)   SOS   has  obtained   all  necessary   consents to enter  into  this
            Agreement.

      (d) Neither the execution nor the delivery of this Agreement will (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which SOS is a party.

      (e) SOS warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. SOS warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

      (f) SOS warrants that the May 1995 Incentive Stock Option Plan under which Principal and key employees of Seller are to be granted options has been duly adopted in accordance with SOS's Articles of Incorporation and By-Laws and with all applicable law.

      11. Seller and Principal agree to indemnify Buyer and SOS, and hold Buyer and SOS harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Buyer or SOS may become subject arising out of: (a) any material misstatement of the Seller or Principal as warranted in Article 8; or (b) any material failure of Seller or Principal to perform any of its covenants, Agreements or undertakings contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein.

            Seller and Principal further agree to indemnify Buyer and SOS, and hold Buyer SOS harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation, for any claim arising or occurring prior to the Closing Date for which Buyer or SOS may be liable because of its purchase of Seller's assets.

            As used in this Article 11, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are twenty-five thousand dollars ($25,000.00) in the aggregate.

      12. Buyer and SOS agree to indemnify Seller and Principal and hold Seller and Principal harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Seller or Principal may become subject arising out of: (a) any material failure of Buyer or SOS to perform any of their respective covenants, Agreements or undertakings contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein; or (b) any material misstatement of Buyer or SOS as warranted in Article 9 or 10.

            Buyer and SOS agree to indemnify Seller and Principal and hold Seller and Principal harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation, for any claim arising or occurring after the Closing Date by reason of Buyer's or SOS's failure to perform any assumed liability or for which Seller or Principal may be otherwise liable because of Buyer's or SOS's operation of the Business.

            As used in this Article 12, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are twenty-five thousand dollars ($25,000.00) in the aggregate.

      13. Seller agrees from the time of the execution of this Agreement through the Closing date, that Seller will conduct its Business only in the ordinary course consistent with past practices and will not enter into any agreement which would materially affect the business or the assets to be purchased which would binding upon Buyer after the closing, without Buyer's consent.

      14. Buyer agrees to employ Principal, John E. Schaffer for a period of two
(2) years following the Closing Date pursuant to the terms and conditions of a separate employment agreement. The form of such agreement is attached hereto as Exhibit F.

      15. Buyer agrees that it shall offer employment to each of Seller's current employees. Alternatively, Buyer shall assume and accept the assignment of each such employee's employment contract with Seller. For each of Seller's former employees hired by Buyer, Buyer shall recognize time of service with Seller as time of service with Buyer for purposes of non-health, life or disability benefits, such as, 401(k) eligibility and matching contribution vesting, C-125, etc. Seller acknowledges that Buyer maintains a drug-free workplace policy and that all of Seller's former employees hired by Buyer will be subject to such policy. Such staff employees shall be exempt from the pre-employment drug screen, but shall be subject to all other provisions of the policy, including random drug screens or post incident screening. After the Closing, each of Seller's employees hired by Buyer will be subject to post incident screening. After 180 days from the Closing, each of Seller's employees hired by Buyer shall be subject to random screening pursuant to Buyer's policy. Buyer may modify its policy at any time to reflect changes in statutory or case law or for any other reason consistent with good business judgment.

      16. SOS shall issue options to purchase a combined fifty thousand (50,000) shares of SOS's common stock to certain key employees of Seller which as a result of this Agreement are subsequently employed by Buyer. Such stock options will be issued under a separate agreement pursuant to and in accordance with SOS's May 1995 Incentive Stock Option Plan and shall vest over a period of five
(5) years pursuant to such separate agreement (the form of such agreement is attached hereto as Exhibit G). The exercise price of such options shall be the closing price of the stock on the date of grant as reported by the Wall Street Journal. Said plan requires that any specific grant be approved by the compensation committee of SOS's board of directors. Such approval shall occur prior to Closing. SELLER shall provide to BUYER as a list of key employees and number of shares to be granted as indicated in Exhibit H.

      17. SOS shall issue options to purchase ten thousand (10,000) shares of SOS's common stock to John E. Schaffer, Principal. Such stock options shall be issued under a separate agreement pursuant to and in accordance with the SOS's May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement. The exercise price of such options shall be the closing price of the stock on the date of grant as reported by the Wall Street Journal.

      18. Seller shall pay all staff and temporary employee benefits, costs and expenses earned prior to the Closing date of this Agreement. Seller agrees to pay before the Closing Date or to accrue and maintain adequate reserves for any staff and temporary employee benefits earned prior to the Closing Date of this Agreement, but to be paid after the Closing Date. For those employee benefits, costs or expenses which a specific date can not be determined, Buyer and Seller shall share the payment of the benefit, cost or expense on a pro-rated basis. Seller's share shall be the ratio of hours worked before the Closing Date to the total hours worked and Buyer's share shall be the ratio of hours worked after the Closing Date to the total hours worked.

      19. Buyer agrees to assist Seller to collect accounts receivable. Such assistance shall be limited to turning over payments due Seller which are received by Buyer. If Buyer receives payment for both its services as well as Seller's, Buyer will deposit said funds in its accounts and pay the amount due Seller to Seller. Payments for which no invoice is designated shall be applied to the oldest outstanding invoice.

            Seller agrees if it receives any payment for any account receivable due Buyer that it will turn over such payment to Buyer when received by Seller. If Seller receives payment for both its services as well as Buyer's, Seller will deposit said funds in its accounts and pay the amount due Buyer to Buyer. Payments for which no invoice is designated shall be applied to the oldest outstanding invoice.

      20. Buyer, Seller, and Principal agree to take such further action as is necessary to carry out the purpose of this Agreement, including the execution and delivery of such further instruments and documents as any party reasonably may request.

      21. Buyer and Seller agree that prior to the commencement of any action for breach of this agreement they will submit to non-binding mediation or arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the Buyer and Seller. If the parties are unable to agree upon an arbitrator, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect. Arbitration shall take place in Seattle , Washington.

      22. This Agreement and all documents executed and delivered hereunder shall be deemed to be contracts under the laws of the State of Washington, and for all purposes shall be construed and governed in accordance with such laws. Any suit or other action to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought in any federal or state court with competent jurisdiction sitting in King County, State of Washington.

      23. In the event of the commencement of any litigation or arbitration to enforce any provision of this Agreement or that is related to this Agreement, the prevailing party shall be entitled to its costs for such action, including reasonable attorney's fees, expert witness fees and other reasonable costs incurred related to such action.

      24. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i)   if to Buyer, to:

                        Wolfe & Associates, Inc.
                        5325 Wyoming Boulevard, N.E., Suite 200,
                        Albuquerque, NM 87109

                  (ii)  if to SOS, to:

                        SOS Staffing Services, Inc.
                        1415 South Main Street
                        Salt Lake City, Utah 84115
                        Attn:  Legal Department

                  (iii) if to Seller to:

                        if prior to Closing:

                        JesCo Technical Services, Inc.
                        10900 N.E. 8th Street, Suite 900
                        Bellevue, Washington, 98004

                        If after Closing:

                        To Principal's home address

                  (iv)  if to Principal to:

                        John E. Schaffer
                        19002 NE 127th
                        Redman, WA  98052

                  (v)   if to Seller or Principal, copy to:

                        Robert Van Cleve, Esq.
                        HILLIS, CLARK, MARTIN & PETERSON, P.S.
                        1221 2nd Avenue, Suite 500
                        Seattle, WA 98101

            Any party may change its address for notice hereunder by written notice to the parties hereto.

      25.  Any  term  or  provision  of  this   Agreement  that  is  invalid  or
unenforceable shall not affect the validity and enforceability of the remaining terms and provisions of this Agreement.

      26. Each party shall bear its own costs and expenses incurred in connection with this Agreement.

      27. Each party acknowledges that it has sought the advice (or has had the opportunity to do so) of competent legal counsel and tax advisors with respect to the subject matter of this Agreement and the legal and tax consequences of entering this Agreement.

      28. This Agreement, together with the exhibits incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may only be modified by written instrument executed by the parties hereto.

      29. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. As used herein, "counterparts" shall include full copies of this Agreement signed and delivered by facsimile transmission, as well as photocopies of such facsimile transmission.

      30. Time is of the essence of this Agreement and all its provisions.

      31. SOS hereby guarantees the performance of Buyer of each provision of this Agreement. If Buyer fails to perform or satisfy any covenant, promise, term or condition of this Agreement, including Principal's employment agreement described in Article 14, within ten (10) days of written notice from Seller or Principal to SOS, SOS shall perform or cause Buyer to perform or satisfy such covenant, promise, term or condition.

      32. This Agreement may be assigned to SOS or any wholly owned subsidiary of SOS without the consent of Seller or Principal. Any other assignment or transfer of this Agreement shall require the consent of Seller and Principal. For purposes hereof, a transfer of more than fifty percent (50%) ownership interest of Buyer by SOS to a non-affiliate of SOS shall constitute an assignment or transfer subject to Seller's and Principal's consent.




      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

DATED this     day of     , 1997.     DATED this         day of         , 1997.
          -----      -----                        -----          -----
Buyer                                     SOS

Wolfe & Associates, Inc., by:         SOS Staffing Services, Inc. by:



---------------------------------     ------------------------------------------
Curtis L. Wolfe, President            Richard D. Reinhold, Chairman of the Board

DATED this     day of     , 1997.
          -----      -----
Seller

JesCo Technical Services, Inc.



----------------------------------------
John E. Schaffer, in his capacity as
President and as an individual Principal

                                    EXHIBIT A

                                    EXHIBIT A

The following assets are to be purchased and assumed by Buyer from Seller:

(a) The real property leases for the demised premises located at 10900 N.E. 8th Street, Suite 900, Bellevue, Washington, 98004 and 11335 NE 122nd Way, Suite 250, Kirkland, Washington, 98034, together with all rights and privileges under said leases to real property subject to said leases; and

(b) All papers and records in Seller's care, custody or control relating to the operational aspects of Seller's staffing business or any of the Assets to be transferred under this Agreement, including but not limited to all personnel and labor relations records, environmental control records, sales records, accounting and financial records, maintenance and production records, except that Seller shall either have unlimited access to or copies of such records; and

(c) All records in any way related to Seller, its customers, business, employees, etc. that are maintained at any location, except for Seller's corporate minute books and other documents related solely to Seller's corporate affairs or governance;

(d) Telephone numbers of Seller, to wit: (425) 462-1492, (425) 823-7400, and all other telephone numbers listed or used by Seller (Seller shall transfer any right or interest it might have in such numbers to Buyer) ; and

(e) Facsimile   telephone   numbers   of  Seller,   to  wit:  (425) 462-5788 and
(425) 823-7517 Seller shall transfer any right or interest it might have in such numbers to Buyer) ; and

(f) E-mail domain address of Seller; and

(g) All of Seller's Intangibles relating to its staffing business, including:

      (i) all assumed business or trade names to the extent such trade names are used in connection with providing outsourcing, consulting or staffing services, including temporary help services, payroll services, permanent placement or employee leasing. Such names to be transferred include but are not limited to:
"JesCo" all other assumed business names and trade names owned or used by Seller; and all other slogans, trademarks and service marks related to Seller; and

      (ii) all employee lists, including, but not limited to complete personnel files, work histories, employment agreements between Seller and employees of Seller, employee Confidentiality and non-compete agreements between Seller and employees of Seller, and all other documents related to employees of Seller which are hired by Buyer; and

      (iii) all customer lists, including but not limited to all telephone numbers, credit histories, sales histories and other documents related to Seller's customers; and

      (iv)  Seller's goodwill; and

      (v)   all other intangibles of Seller; and

(h)   All proprietary and other software and hardware; and

(i) All prepaid expenses relating to any of the assets, facilities, and operations being taken over by Buyer, including any deposits used in the normal operation of Seller's business such as deposits for rent or security which were or are required by the terms of any real property lease (excludes voluntary pre-payments not required by any lease), all utility deposits, and any other equipment lease deposit; and

(j) All operational assets of Seller including, but not limited to all inventory, office furniture, phones, electronic and computer equipment and all other equipment used by Seller to conduct business which are listed in Exhibit B;

                                    EXHIBIT B

     [Exhibit B shall consist of the asset inventory provided by Seller]

                                    EXHIBIT C

  [Exhibit C shall list software packages owned by Principal which shall be excluded from the assets to be transferred to Buyer]

                                    EXHIBIT D

   [Exhibit D shall consist of leases and third party contracts provided by
                                   Seller]

                                    EXHIBIT E

                                    EXHIBIT F

            EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT


      THIS EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into this day of September, 1997 by and between Wolfe & Associates, Inc., a New Mexico corporation (the "Company"), and John E. Schaffer ("Schaffer").

      WHEREAS, the Company desires to employ Schaffer based on the terms and conditions of this Agreement; and

      WHEREAS, Schaffer desires to accept such employment on the terms and conditions of this Agreement.

      Accordingly, the parties agree as follows:

      1.    Employment, Duties and Acceptance.

            1.1 Employment by the Company. The Company hereby agrees to employ Schaffer as a full-time employee of the Company in the position of Vice President of the outsourcing division of the Company for the Term as hereinafter defined, to render such services and to perform such duties as the management of the Company shall reasonably request. Notwithstanding the foregoing, Schaffer's position and duties may be reasonably modified or changed from time to time at the discretion of the management without additional compensation. Any material change to Schaffer's position or duties, including relocation, must be agreed to by Schaffer. Schaffer shall also serve during all or any part of the Term in any other office (office is limited to such office as President, Vice President or other office of the corporation or subsidiary, and does not refer to any physical office) to which he may be appointed or elected without any compensation therefor other than that specified in this Agreement.

            1.2 Acceptance of Employment by Schaffer. Schaffer hereby accepts such continued employment and shall render the services described above.
Schaffer will faithfully, and at all times, and to the best of his ability, experience and talents, perform all of the duties which are required of him under this Agreement, including devoting of his full business time to and for the exclusive benefit of the Company, and shall keep free from conflicting enterprises or any other activities which would be detrimental to or interfere with the business of the Company or the devotion of his full time to the business of the Company. Schaffer agrees to use his best efforts to comply with any and all instructions that management may give him from time to time, and to promote and maintain the success, quality, professionalism and reputation of the Company.

      2. Term of Agreement and Employment. The term of this Agreement and Schaffer's employment hereunder (the "Term") shall commence on September , 1997 (the "Commencement Date") and shall continue for a period of two (2) years thereafter (such period may hereinafter be referred to as the "Initial Term") or as otherwise terminated as provided in Article 5 hereof. . Thereafter, the Term shall be extended automatically on each anniversary of the Commencement Date for successive one (1) year periods unless either the Company or Schaffer give thirty (30) days written notice of its or his intent not to extend the contract, prior to the end of the Initial Term or any extension thereof. As used in this Agreement, "Term" shall mean and include any automatic extension of the Initial Term.

      3.    Compensation and Other Benefits.

            3.1 Compensation. As compensation for services to be rendered pursuant to this Agreement, the Company shall pay Schaffer, during the Term, a salary of $200,000.00 per annum (the "Annual Salary"), subject to such increases as the management may, at its discretion, approve.

            3.2 Bonus. During the Initial Term, Schaffer shall not be entitled to any bonus. Thereafter, Schaffer shall be paid a bonus of five percent of the Branch Profit earned by branches, offices or divisions reporting to him which is in excess of $1,800,000 each year. Additionally, if the employment term is automatically extended on January 1, 2000, and any year thereafter, Schaffer shall be paid an additional five percent (5%) of the Branch Profit earned by branches reporting to him to the extent the Branch Profit for the bonus year exceeds the Branch Profit for the preceding year. For example if the Branch Profit in 1999 is $2,000,000 then the Company would pay Schaffer a bonus of $10,000 ($2,000,000 - $1,800,000 = $200,000 x 5% = $10,000). If the Branch
Profit in 2000 was $2,200,000, then the total bonus would be $30,000 ($2,200,000
- $1,800,000 = $400,000 x 5% = $20,000 and  $2,200,000 - $2,000,000 = $200,000 x
5% = $10,000)

                  3.2.1 Branch Profit. "Branch Profit" as used herein shall have the same meaning as attributed to the term in that certain Asset Purchase Agreement, dated September , 1997 between the Company, Schaffer, JesCo Technical Services, Inc., and SOS Staffing Services, Inc. (the "Asset Purchase Agreement").

            3.3 Expenses. Schaffer shall be entitled to reimbursement of his reasonable expenses incurred related to the performance of his duties hereunder pursuant to the Company's expense reimbursement program. The expenses covered by such policy include policy include mileage reimbursement for business related travel or reimbursement for actual allowable automobile expenses or mileage, reimbursement for other business related travel, entertainment of potential and current customers of the Company, etc. Schaffer shall submit to the Company receipts and the Company's expense reimbursement report. The Company shall reimburse Schaffer within a reasonable time after the appropriate Company employee receives the expense reimbursement report and supporting documentation.

            3.4 Other Compensation. Schaffer shall be eligible for such other compensation, whether in the form of additional stock options, stock appreciation rights, restricted stock awards or otherwise, in such amounts and upon such terms and conditions as the Board of Directors (or a compensation committee thereof) may, at its discretion, approve. All compensations described in Articles 3.2 through 3.4 shall be collectively referred to as "Additional Compensation."

            3.5 Payment. The Annual Salary and the Additional Compensation shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations. In consideration of Schaffer agreeing to the terms of Article 4 hereof, the parties agree that in addition to any Annual Salary and Additional Compensation due, Schaffer shall be entitled to receive two (2) months of compensation, if the Company terminates his employment during the Term other than for cause pursuant to Article 5 hereof. This provision shall not limit any rights to receive additional payments that Schaffer or JesCo Technical Services, Inc. may have under the Asset Purchase Agreement.

            3.6 Participation in Employee Benefit Plans. Schaffer shall be permitted, during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, nonqualified deferred compensation plan, similar benefit plan or other so-called "fringe benefits" of the Company for which he may be eligible pursuant to the terms of such plans on the same terms and conditions as other employees of the Company.

      4. Non-Competition. The terms of the non-competition, non-disclosure and other covenants contained in Article 3 of the Asset Purchase Agreement are hereby incorporated herein by reference and are fully adopted as if fully set forth herein.

      5. Termination of Agreement and Employment.

            5.1 Termination upon Death. If Schaffer dies during the Term, this Agreement and Schaffer's employment hereunder shall terminate, except that Schaffer's legal representatives, successors, heirs or assigns shall be entitled to receive the Annual Salary, the Additional Compensation, other accrued benefits, if any, earned up to the date of Schaffer's death, and two (2) additional months compensation; provided, however, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated thereunder, or any other separate written agreement entered into between Schaffer and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of Schaffer pursuant to this
Article 5.

5.2 Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate this Agreement and
Schaffer's   employment   hereunder  and  discharge  Schaffer  for  "Cause"  (as
hereinafter  defined).  If such right is exercised,  the Company's obligation to

Schaffer shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date (which shall not be retroactive) specified in the Company's notice of termination. As used in this Section 5.2, the term "Cause" shall mean and include (i) material breach by Schaffer of the terms of this Agreement, (ii) wrongful misappropriation of any money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (iii) the conviction of Schaffer for any felony, (iv) use of illegal drugs, (v) use of alcohol if such use renders Schaffer unable to perform the essential functions of his job, (vi) Schaffer's gross moral turpitude relevant to his office or employment with the Company or any subsidiary or affiliate of the Company ("gross moral turpitude" as used herein shall mean any act involving dishonesty, fraud or deliberate misrepresentation. "Gross moral turpitude" shall also mean any other act that is morally repugnant to society and which act causes material economic harm to the Company.
            5.3 Suspension upon Disability. If during the Term, Schaffer becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of (2) competent physicians licensed to practice medicine in the United States, so that Schaffer is unable to substantially perform his services hereunder for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the six consecutive months of disability, or on the day on which the shorter periods of disability equal an aggregate of six months, by written notice to Schaffer, suspend Schaffer's employment and the performance of the Company's obligations hereunder, including payments of the Annual Salary, Additional Compensation and other benefits. If at any time Schaffer shall no longer be disabled, as evidenced by the written statement of two (2) competent physicians licensed to practice medicine in the United States, the Company may, at its election, fully reinstate this Agreement and Schaffer's employment hereunder, and all of the terms of this Agreement, including payment of the Annual Salary, shall resume in full force for the balance of the Term. Nothing in this Section 5.3 shall be deemed, however, to extend the Term. Additionally, nothing in this Section 5.3 shall limit or diminish Company's obligations towards Schaffer with respect to the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, or any similar state laws.

            5.4 Termination other than for Cause. If Schaffer is terminated other than for cause as defined in Article 5.2 herein, Company's liability shall be as described in Article 3.5 herein.

      6. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or others as the designated beneficiary (which is may change from time to time), policies for health, accident, disability or other insurance upon Schaffer in any amount or amounts that it may deem necessary or appropriate to protect its interest. Schaffer agrees to aid the Company in procuring such insurance by submitting to reasonable medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

      7. Continuing Obligations. Notwithstanding the expiration or early termination of the Term of this Agreement pursuant to Section 2 or Section 5 hereof, respectively, any provision of this Agreement calling for performance by any party after such expiration or termination, including, without limitation, the obligations of Schaffer set forth in Section 4 hereof, shall continue in full force and effect.

      8.    Other Provisions.

            8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i)   if to the Company, to:

                        Wolfe & Associates, Inc.
                        5325 Wyoming Boulevard, N.E., Suite 200,
                        Albuquerque, NM 87109

                        copy to:

                        SOS Staffing Services, Inc.
                        1415 South Main Street
                        Salt Lake City, UT 84115
                        Attn:  Legal Department

                  (ii)  if to Schaffer to:

                        John E. Schaffer
                        19002 NE 127th
                        Redman, WA  98052

                        copy to:

                        Robert Van Cleve, Esq.
                        HILLIS, CLARK, MARTIN & PETERSON, P.S.
                        1221 2nd Avenue, Suite 500
                        Seattle, WA 98101

            Any party may change its address for notice hereunder by written notice to the parties hereto.

            8.2 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

            8.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to agreements made and to be performed entirely within such State.

8.5 Arbitration. Each party agrees that with respect to any dispute related to or arising out of this Agreement or Schaffer's employment with the Company that the parties shall submit to binding arbitration in accordance with the Arbitration Rules for Employment Contracts of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the parties. If the parties are unable to agree upon an arbitrator, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect.
Arbitration shall take place in Seattle , Washington.

            8.6 Venue and Jurisdiction. In the event the arbitration provision of Article 8.5 is unenforceable, the parties submit themselves to the jurisdiction of the federal and state courts located in King County, State of Washington and that any action arising out of or relating to this Agreement or Schaffer's employment with the Company shall be brought and maintained within such courts.

            8.7 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by either party hereto without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by Wolfe to its parent company (SOS Staffing Services, Inc., a Utah corporation ("SOS")) or any subsidiary of SOS without Schaffer's consent. For purposes hereof, a transfer of more than fifty percent (50%) ownership interest of the Company by SOS to a non-affiliate of SOS shall constitute an assignment or transfer subject to Schaffer's consent.

            8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            8.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Wolfe & Associates, Inc.



By:
   --------------------------------
    Curtis L. Wolfe
    President



-----------------------------------
John E. Schaffer

                                    EXHIBIT G

                             STOCK OPTION AGREEMENT

                                     for the

                           SOS STAFFING SERVICES, INC.

                              STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT

                                     for the

                           SOS STAFFING SERVICES, INC.

                              STOCK INCENTIVE PLAN


      This Stock Option Agreement (the "Agreement") is made and entered into effective as of the ____ day of _____, 19__, by and between SOS Staffing Services, Inc., a Utah corporation (the "Corporation"), and _____ (the "Optionee"). Capitalized terms used herein without definition shall have the meanings set forth in the SOS Staffing Services, Inc. Stock Incentive Plan, as amended from time to time (the "Plan").

                               R E C I T A L S :

      A. The Plan has been adopted by the Board and has been approved by the shareholders of the Corporation;

      B. The Optionee is an employee to whom the Committee has determined to grant or has granted options (the "Options") to purchase Common Shares under the Plan; and

      C. The Committee, on behalf of the Corporation, and the Optionee now desire to set forth the terms and conditions that will govern the issuance, holding and exercise of the Options to be granted to the Optionee, subject in all respects to the provisions contained in the Plan.

      NOW, THEREFORE, upon these premises and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

      1. Number of Stock Options. The Corporation hereby acknowledges and confirms the grant to the Optionee, upon the terms and conditions set forth in this Agreement, of the following Options:

                    _____ Incentive Stock Options ("ISOs").

Each Option shall entitle the Optionee to purchase, upon the terms and conditions set forth in this Agreement, one Common Share. The number of Common Shares to which each Option pertains shall be adjusted, as necessary, in accordance with the provisions of Article 11 of the Plan.

      2. Exercise Price. The price for which each Option granted to the Optionee may be exercised shall be payable in any manner provided under Article 6 of the Plan in the following amounts: $__._____ per Common Share.

      3. Time for Exercise. The Options granted to the Optionee shall be exercisable during the following periods of time:

            (a) Incentive Stock Options. Subject to any provisions contained in the Plan regarding the exercisability of ISOs, the ISOs shall be exercisable in accordance with the following schedule:

         [20%]  options  shall be  exercisable  on or after _____ __, 1997;

         [16%]  options  shall be  exercisable  on or after _____ __, 1998;

         [16%]  options  shall be  exercisable  on or after _____ __, 1999;

         [16%]  options  shall be  exercisable  on or after _____ __, 2000;

         [16%]  options  shall be  exercisable  on or after _____ __, 2001; and

         [16%]  options  shall be  exercisable  on or after _____ __, 2002.

All such ISOs shall be exercisable until _____ __, 2007, unless the period of exercise is sooner terminated in accordance with the provisions of the Plan or as set forth below. Unless the Committee provides otherwise in writing, upon the termination of an Optionee's employment with the Company for any reason, (i) the Optionee shall have no rights with respect to that portion of the ISOs which has not yet vested and become exercisable in accordance with the above schedule or paragraph (b) below, and (ii) the Optionee may for a period of ninety (90) days after such termination exercise his or her ISOs to the extent, and only to the extent, that such ISOs or portion thereof were vested and exercisable as of the date the Optionee's employment was terminated, after which time the unexercised portion of any ISOs shall automatically terminate in full. The preceding sentence shall not be construed to extend the term of any Option or to permit anyone to exercise any Option after the expiration of its term.

            (b) Change in Control. In the event a Change in Control occurs with respect to the Company, all outstanding Options evidenced by this Agreement shall become fully exercisable as to all Common Shares subject to the Options.

            (c) Right to Exercise. The Optionee understands and hereby agrees that he or she has no right whatsoever to exercise any Option except during the times provided herein and except as may be limited by any provisions of the Plan.

      4. Governing Documents. This Agreement hereby incorporates by reference all of the provisions of the Plan, as presently existing and as hereafter amended. The Optionee expressly acknowledges and agrees that the terms and conditions of this Agreement are subject in all respects to the provisions of the Plan; that the terms and conditions of this Agreement in no way limit or modify any provision of the Plan; and that in case of any conflict between the provisions of the Plan and the terms and conditions of this Agreement, the provisions of the Plan, as the case may be, shall control and shall bind the parties hereto. The Optionee also hereby expressly agrees and represents as follows:

            (a) Optionee acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the provisions of the Plan.

            (b) Optionee acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to cause ISOs granted pursuant to the Plan to qualify for the favorable tax treatment described in Section 422 of the Code, and that to be entitled to such treatment, the Optionee must comply with all of the applicable requirements of Section 422 of the Code, including without limitation, the following requirements:

                  (1) Holding Period. The Optionee must not sell or otherwise dispose of any Common Shares acquired through the exercise of an ISO before the later of (i) two years after the date on which the Optionee was granted the ISO or (ii) one year after the date on which the Optionee received Common Shares pursuant to the exercise of the ISO.

                  (2) Employment. At all times during the period of time beginning on the date on which an ISO is granted to the Optionee and ending on the day that is three months before the date on which the Optionee exercises the ISO, the Optionee must be an employee of the Corporation or of a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming such ISOs in a transaction to which
      Section 424(a) of the Code applies.

            (c) Optionee acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt the Optionee from the reporting requirements and short-swing liability provisions of Section 16 of the Exchange Act and any rules or regulations promulgated thereunder, and that Optionee shall not be exempt from the short-swing liability provisions pursuant to Rule 16b-3 unless and until Optionee shall comply with all applicable requirements of Rule 16b-3, including without limitation, the requirement that the Optionee must not sell or otherwise dispose of any Common Shares acquired upon exercise of an Option unless and until a period of at least six months shall have elapsed between the date upon which such Option was granted to the Optionee and the date upon which the Optionee desires to sell or otherwise dispose of any Common Shares acquired upon exercise of such Option.

            (d) Optionee acknowledges and understands that the exercise of an Option could have substantial adverse tax consequences to the Optionee, and that the Corporation recommends that the Optionee consult with a knowledgeable tax advisor before exercising any Option.

      5. Representations and Warranties. As a condition to the exercise of any Option, the Corporation may require the Optionee to make any representations and warranties to the Corporation that legal counsel for the Corporation may reasonably determine to be advisable for the Corporation.

      6. Restrictions on Encumbrances. During the lifetime of Optionee, the Optionee agrees and covenants that no Options will be pledged or otherwise encumbered in any manner, whether voluntarily or involuntarily, by operation of law or otherwise. The foregoing sentence shall not be deemed or construed, however, to prohibit any transfer otherwise allowed by will or by the laws of descent and distribution.

      7.    Notices.

            (a) All notices, demands or requests provided for or permitted to be given pursuant hereto must be in writing. All notices, demands and requests shall be deemed to have been properly given or served when deposited in the United States mail, addressed to the individual or entity to whom notice is given, postage prepaid and registered or certified with return receipt requested, at the last known address of such individual or entity.

            (b) By giving at least fifteen days prior written notice, the Corporation and the Optionee shall have the right from time to time and at any time during the term of this Agreement to change their addresses and to specify any other address within the United States of America.

      8. Titles and Captions. All Section and Paragraph titles and captions in this Agreement are for convenience or reference only, and shall in no way define, limit, extend or describe the scope or intent of any provision hereof.

      9. Applicable Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Utah, without reference to choice of law rules.

      10. Binding Effect. This Agreement shall be binding upon the Optionee and upon the Optionee's heirs, executors, administrators, successors and legal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns.

      11. Creditors. None of the provisions of this Agreement shall be for the benefit of or shall be enforceable by any creditor of the Optionee.

      12. Entire Agreement. This Agreement, including the provisions of the Plan incorporated herein, constitutes the entire understanding and agreement between the Corporation and the Optionee regarding the subject matter hereof. Any prior agreement, commitment, negotiation or understanding concerning any stock option, stock appreciation right or similar award to be granted by the Corporation and not reflected herein or in a separately executed Stock Option Agreement is hereby superceded and cancelled in all respects. This Agreement may not be amended or supplemented in any manner except in a writing duly executed by both parties hereto.

      13. Severability. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or provision shall be deemed valid to the extent of the scope or breadth permitted by law.

      IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement effective as of the date first set forth above.

                                    "Corporation"

                                    SOS STAFFING SERVICES, INC.,
                                      a Utah corporation



                                    By:
                                        -----------------------------------
                                    Title:
                                          ---------------------------------
Attest:


----------------------------
Secretary

                                    "Optionee"



                                    Name:
                                         ---------------------------------

                                    EXHIBIT H

  [Exhibit H shall be a list of Key  Employees of Seller to be granted stock options. List to be provided by Seller]

                                  Schedule 1.0

Seller has pre-paid rent through ___ 1997, in the amount of $ __. At Closing, in addition to any payments made pursuant to Article 2, Buyer shall pay Seller $ for such pre-paid rent. Seller shall assign and transfer all rights it has related to such pre-paid rent to Buyer. The amount of such payment shall be treated as an expense for purposes of calculating the Branch Profit.

As of the Closing Date, Seller has advanced $___ to its employees for travel and other expenses. At Closing, in addition to any payments made pursuant to Article 2, Buyer shall pay Seller $____. Seller shall assign and transfer all rights to repayment of such advances to Buyer. Any re-payment of the advances received by Buyer shall be excluded from gross sales for purposes of calculating Branch Profit. After the close of the First Earnout Period, Seller shall pay Buyer the sum of any advances which have not been repaid.

Seller has accrued $__ for employee vacation pay earned prior to Closing, but to be used or paid after Closing. Such accrual accurately represents the amount of vacation pay earned by Seller's employees prior to Closing. Seller shall pay Buyer $______ at Closing. Such payment shall extinguish Seller's liabilities pursuant to Article 18 of the Agreement, with respect to vacation pay. Buyer's subsequent payment of such accrued vacation to Seller's former employees shall be excluded as an expense for purposes of calculating Branch Profit.